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WORLDCOM
     wireless
     515 E. Amite Street
     Jackson, MS 39201



May 15, 2002

CERTIFIED MAIL, RETURN RECEIPT REQUESTED

Third Millennium Telecom
262 did New Brunswick Rd.
Piscataway, New Jersey 08854

Re: PCS - Retail/Master Agent Sales Agency Agreement ("Agreement") between Third Millennium Telecom ('third Millennium") and WorldCom Wireless, Inc. ("WorldCom Wireless")

To Whom It May Concern:

As you may be aware, WorldCom Wireless's corporate parent, WorldCom, Inc. (the "Company"), is in the process of reviewing its various business units and developing Ions term business plans. Unfortunately, the Company has decided that the wireless resale business is not consistent with its core strategic business interests and that WorldCom Wireless will not be playing a role in the Company's long term plans. In connection with this decision, WorldCom Wireless is taking steps to reduce service activations in the short term and to totally eliminate activations over the coming months. Accordingly:

  o WorldCom Wireless is exercising its right to terminate the Agreement. Given that the term of the Agreement expired on July 5, 2001 and that the Agreement does not contain any auto-renewal provisions, we deem the Agreement to currently be on a month-to-month term. Accordingly, please be advised that WorldCom Wireless is terminating the Agreement without cause on thirty (30) days notice. In the event we are wrong in this assessment, WorldCom Wireless is alternatively terminating the Agreement without cause pursuant to Section 6(a) of the Agreement on ninety (90) days notice.

       o WorldCom Wireless is also willing to immediately terminate the Agreement by mutual agreement of the parties. Should Third Millennium Telecom wish to exercise this option, please execute a copy of this letter where indicated below and return same to my attention for WorldCom Wireless's records.

  o Effective as of June 15, 2002 and pursuant to notification from your WorldCom Wireless representative on or about May 14, 2002, all spiffs (TDMA and CDMA digital spiffs and otherwise) will be eliminated.

  o Effective with respect to all June 1, 2002 and subsequent activations, and in accordance with your contractual obligation to provide certain sales documentation as a condition to commission entitlement you will need to mail (on a weekly basis) copies of all executed sales agreements, together with copies of any driver's license or other proof of identity pr corporate authorization (or, in event of online sales the required Online Order documentation) to:

          Peelle Technologies
          Attn: Document Processing
        197 East Hamilton Avenue
        Campbell, California 95008


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May 15, 2002
Page 2



However, in an effort to make this process as amicable as possible, WorldCom Wireless is also, effective immediately, releasing Third Millennium Telecom from any 800 MHz exclusivity, store exclusivity or any other type of exclusivity the Agreement may have placed on Third Millennium Telecom.

This letter is also to remind you that Third Millennium Telecom has been provided access to certain highly confidential and proprietary information related to WorldCom Wireless, its business and its customers. The Agreement further restricts Third Millennium Telecom from, among other things, disclosing or using such confidential and proprietary information in a manner determined to WorldCom Wireless or from soliciting WorldCom customers for the behalf of other providers.


Sincerely yours,


 /S/ G. GRAM MEADORS
G. Gram Meadors
Vice President and Chief Counsel

cc:    Mr. Brian Connelly
       Ms. Margie Panasuk

Third Millennium Telecom hereby accepts WorldCom Wireless's offer to terminate the Agreement by mutual agreement of the parties. Such termination by mutual agreement shall be effective as of the date noted below.


THIRD MILLENNIUM TELECOM


_____________________________
By: _________________________
Title: ______________________
Date: _______________________